EXHIBIT 99.2

Marlin Business Services Board of Directors Authorizes $15 Million Stock Repurchase Plan

MOUNT LAUREL, N.J., Nov. 6, 2007 (PRIME NEWSWIRE) -- Marlin Business Services Corp. (Nasdaq:MRLN) today announced that its Board of Directors has authorized a stock repurchase program of up to $15 million of its outstanding shares of common stock. This authority may be exercised from time to time and in such amounts as market conditions warrant. The Board has authorized this Stock Repurchase Plan as it does not believe the Company's current share price fully reflects the value of the Company's business or prospects.

"This share repurchase authorization demonstrates our commitment to drive long-term value for our shareholders while maintaining our flexibility to make both operational and strategic investments in our Company," said Daniel P. Dyer, Chairman and Chief Executive Officer of Marlin Business Services Corp. "Our Board of Directors believes that buying back shares of the Company's common stock is not only an excellent investment opportunity, but is also consistent with our goal of using our excess cash resources to enhance shareholder value."

The repurchase may be made on the open market, in block trades, or otherwise in accordance with applicable laws, rules and regulations. No time limit has been set for the completion of the program. The stock repurchase will be funded using the Company's working capital. Any shares purchased under this program will be returned to the status of authorized but unissued shares of common stock.

About Marlin Business Services

Marlin Business Services Corp. is a nationwide provider of equipment leasing and working capital solutions primarily to small businesses. The Company's principal operating subsidiary, Marlin Leasing Corporation, finances over 70 equipment categories in a segment of the market generally referred to as "small-ticket" leasing (i.e. leasing transactions less than $250,000). The Company was founded in 1997 and completed its initial public offering of common stock on November 12, 2003. In addition to its executive offices in Mount Laurel, NJ, Marlin has regional offices in or near Atlanta, Chicago, Denver, Philadelphia and Salt Lake City. For more information, visit www.marlincorp.com or call toll free at (888) 479-9111.

The Marlin Business Services Corp. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=4087

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," "may," "intend," and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding, market, competitive, legal and/or regulatory factors, among others, affecting our business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors is contained in our filings with the SEC, including the sections captioned "Risk Factors" and "Business" in the Company's Form 10-K filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Marlin Business Services Corp.
          Lynne Wilson
          (888) 479-9111 x4108